Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Englewood, Colorado, November 6, 2012 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported third quarter results. Highlights include(1):

•	Grew consolidated QVC revenue by 2% and adjusted OIBDA(2) by 6%

◦	Grew QVC US revenue by 3% and adjusted OIBDA by 7%

◦	QVC.com revenue as a percent of total US revenue increased to 39%, a 4 point increase

◦	Operating income increased 11%

•	Recapitalized our common stock into two tracking stocks, Liberty Interactive Group and Liberty Ventures Group

◦	Shareholder value creation of $2.6 billion

•	Successfully completed rights offering at Liberty Ventures Group, raising $328 million

“QVC continues to produce strong results, especially on a constant currency basis, despite a challenging macroeconomic environment, and we are pleased with the performance of our newest market, China,” stated Greg Maffei, Liberty President and CEO. “We successfully completed the recapitalization of the company's common stock into two tracking stocks, which increased shareholder value by $2.6 billion. Our share repurchases were lower this quarter, as we were out of the market for six weeks due to the recapitalization. But, we remain committed to repurchases at the Liberty Interactive Group and the board of directors has increased our repurchase authorization by $1 billion.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 3% to $2.2 billion in the third quarter, adjusted OIBDA increased 5% to $397 million and operating income decreased 14% to $193 million. The increase in revenue was due to favorable results at QVC and the eCommerce companies. The increase in adjusted OIBDA for the quarter was due to favorable results at QVC, which was offset by unfavorable results at the eCommerce companies. The decrease in operating income for the quarter was primarily due to unfavorable results at the eCommerce companies and the impairment of goodwill of one of the eCommerce companies during the quarter.

QVC
QVC's consolidated revenue increased 2% in the third quarter to $1.9 billion. During the same period, adjusted OIBDA increased 6% to $397 million and operating income increased 11% to $260 million.

“QVC delivered strong results in the third quarter, with eCommerce continuing its double digit growth - now accounting for 33% of global revenue," said QVC President and CEO, Mike George. “With mobile commerce orders up 96% globally, we see these results as clear confirmation that our strategy to create a highly immersive digital shopping experience, with strong integration across TV, PC, tablet and mobile platforms, is not only succeeding, but significantly outpacing the industry.”

QVC's U.S. revenue increased 3% to $1.2 billion in the third quarter as a result of strength in cooking and dining, beauty, apparel and accessories products, partially offset by a decline in electronics. Additionally, average selling price per unit ("ASP") increased 1% from $54.49 to $55.21 and units sold increased 1% compared to the prior year third quarter. Gross product revenue increased 2%; however, U.S. revenue grew 3% overall due to a 14% increase in shipping and handling revenue due, in part, to a price increase implemented in the fourth quarter of 2011. Third quarter returns as a percent of gross product revenue remained relatively flat. In the same period, eCommerce revenue increased 14% to $479 million and grew to 39% from 35% as a percentage of total U.S. revenue. Adjusted OIBDA increased 7% to $278 million and adjusted OIBDA margin(2) increased 81 basis points. The increase in adjusted OIBDA margin was primarily due to an improved gross margin as a result of a favorable net shipping and handling position including warehouse productivity, as well as lower commissions, credit card and customer service expenses as a percentage of revenue.

QVC's international revenue decreased 1% in the third quarter to $681 million. The third quarter results included the negative impact of the strengthening U.S. Dollar against the Japanese Yen, Euro and U.K. Pound Sterling. International adjusted OIBDA increased 4% to $119 million and adjusted OIBDA margin increased 95 basis points in the third quarter.

QVC Japan's revenue grew 9% in local currency in the third quarter primarily due to increased sales in home, apparel and accessories. QVC Japan's ASP in local currency decreased 1%, but units sold increased 10% in the third quarter. QVC Japan's third quarter returns as a percent of gross product revenue remained relatively flat. QVC Japan's adjusted OIBDA in local currency increased 12% and adjusted OIBDA margin increased 55 basis points in the third quarter. The increase in adjusted OIBDA margin was due primarily to lower warehouse expenses and fixed cost leverage.

QVC Germany's revenue declined 6% in local currency in the third quarter primarily due to decreased sales in health, apparel and accessories, somewhat offset by increased sales of beauty products. QVC Germany's ASP in local currency decreased 4% and units sold declined 4% in the third quarter. QVC Germany's third quarter returns as a percent of gross product revenue in local currency improved by 201 basis points and was primarily due to a shift in product mix from apparel to beauty. QVC Germany's adjusted OIBDA in local currency increased 2% and adjusted OIBDA margin increased 119 basis points in the third quarter. The improvement in OIBDA margin was driven by warehouse productivity, including the positive impact of lower returns processing, as well as lower commissions and fixed costs.

QVC U.K.'s revenue increased 3% in local currency in the third quarter primarily due to sales increases in home décor and beauty products. QVC U.K.'s ASP in local currency increased 1%, while units sold remained relatively flat for the third quarter. QVC U.K.'s third quarter returns as a percent of gross product revenue in local currency decreased by 78 basis points primarily due to a product mix shift to home and beauty products. QVC U.K.'s adjusted OIBDA in local currency decreased 9% and adjusted OIBDA margin decreased 224 basis points in the third quarter. The decrease in adjusted OIBDA margin was primarily due to lower product margins and higher transition and running costs associated with QVC U.K.'s new headquarters move in June 2012.

QVC Italy continued the trend upward with a 16% sequential revenue growth in local currency over the second quarter of 2012. QVC Italy's sales were primarily from the cooking and dining, beauty and apparel product categories.

On July 4, 2012, QVC entered into a joint venture with China Broadcasting Corporation, a limited liability company, owned by China National Radio (“CNR”) for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. (''CNRS''). CNRS had an 85% growth in revenue over the prior year third quarter. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $3 million reduction in net income for the period.

QVC's outstanding bank and bond debt was $3.4 billion at September 30, 2012. The increase of $1.1 billion from June 30, 2012 was primarily associated with borrowings to fund the Liberty Ventures Group as part of the Liberty Interactive Group's recapitalization of its common stock.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 13% to $278 million for the third quarter. Adjusted OIBDA decreased 56% to $4 million for the quarter and operating income decreased to a loss of $56 million. All but one of our eCommerce businesses reported an increase in revenue for the quarter as a result of increased marketing efforts and increased conversion resulting from site optimization and broader inventory offerings. The decrease in adjusted OIBDA was the result of increased spending in paid search as a percentage of revenue, increased promotional activity to move seasonal inventory and lower advertising revenue due to pricing and a shift to mobile applications. The decrease in operating income was primarily due to an impairment of goodwill at Celebrate Interactive as a result of continued declining operating results and disappointing third quarter trends.

Share Repurchases
From August 1, 2012 through October 31, 2012, Liberty repurchased approximately 3.0 million Series A Liberty Interactive shares at an average cost per share of $18.37 for total cash consideration of $55.9 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 175.3 million shares at an average cost per share of $18.98 for aggregate cash consideration of $3.3 billion. These repurchases represent approximately 25.0% of the shares outstanding at the time of creation of the Liberty Interactive stock. On October 30, 2012, the Board of Directors voted to increase the stock repurchase authorization for the Liberty Interactive Group by an additional $1.0 billion. Including the newly authorized amount, the total current repurchase authorization for Liberty Interactive Group stock is approximately $1.4 billion.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, MotoSport and Right Start, and also owns interests in HSN and Lockerz.

LIBERTY VENTURES GROUP - As of September 30, 2012 the fair value of the equity method securities and non-strategic AFS securities attributed to the Liberty Ventures Group was $3.2 billion and $1.6 billion, respectively. When compared to the prior quarter, the fair value of Liberty Ventures Group's equity method securities increased 1% and AFS securities increased 19%.

Share Repurchases
There were no repurchases of Liberty Ventures Group stock from August 10, 2012 through October 31, 2012. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its interests in TripAdvisor, Expedia, and minority interests in Time Warner and Time Warner Cable.

FOOTNOTES

1)
Liberty's President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 11:00 a.m. (ET) on November 6, 2012. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS

(amounts in millions)	3Q11	3Q12	% Change
Revenue
QVC
US	$1,196	1,237	3%
International	690	681	-1%
Total QVC Revenue	1,886	1,918	2%
eCommerce businesses	247	278	13%
Total Liberty Interactive Group Revenue	$2,133	2,196	3%

Adjusted OIBDA
QVC
US	$259	278	7%
International	114	119	4%
Total QVC Adjusted OIBDA	373	397	6%
eCommerce businesses	9	4	-56%
Corporate and other	(4)	(4)	0%
Total Liberty Interactive Group Adjusted OIBDA	$378	397	5%

Operating Income
QVC
US	$159	173	9%
International	75	87	16%
Total QVC Operating Income	234	260	11%
eCommerce businesses	(2)	(56)	-2,700%
Corporate and other	(7)	(11)	-57%
Total Liberty Interactive Group Operating Income	$225	193	-14%

QVC OPERATING METRICS

(amounts in millions except average sale price amounts)	3Q11	3Q12	% Change
QVC - US(1)
Revenue	$1,196	1,237	3%
Adjusted OIBDA	$259	278	7%
Adjusted OIBDA margin	21.66%	22.47%	81 bps
Average sale price (ASP)	54.49	55.21	1%
Units sold	24.44	24.64	1%
eCommerce % of US revenue	35.26%	38.74%	348 bps
Return rate	19.91%	20.05%	(14) bps

QVC - Japan(1)
Revenue	$281	301	7%
Adjusted OIBDA	$61	67	10%
Adjusted OIBDA margin	21.71%	22.26%	55 bps
Average sale price (ASP)	¥6,267	¥6,215	-1%
Units sold	3.81	4.18	10%

QVC - Germany(1)
Revenue	$252	211	-16%
Adjusted OIBDA	$40	36	-10%
Adjusted OIBDA margin	15.87%	17.06%	119 bps
Average sale price (ASP)	€36.56	€35.23	-4%
Units sold	6.45	6.16	-4%

QVC - UK(1)
Revenue	$147	149	1%
Adjusted OIBDA	$24	21	-13%
Adjusted OIBDA margin	16.33%	14.09%	(224) bps
Average sale price (ASP)	£27.66	£27.91	1%
Units sold	3.60	3.61	0%

QVC - Italy(1)
Revenue	$10	20	100%
Adjusted OIBDA	$(11)	(5)	55%
Adjusted OIBDA margin	-110.00%	-25.00%	NM
Average sale price (ASP)	€31.98	€33.01	3%
Units sold	0.22	0.54	145%

(1)	Revenue and adjusted OIBDA change calculated in US dollars, not local currency

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2012 to the same period in 2011.

On September 23, 2011, Liberty completed the split-off of a wholly owned subsidiary, Liberty Media Corporation ("LMC") (formerly known as Liberty CapStarz, Inc. and Liberty Splitco, Inc.) (the "Split-Off"). At the time of the Split-Off, LMC owned all the assets, businesses and liabilities attributed to the Liberty Capital and Liberty Starz tracking stock groups immediately prior to the Split-Off. The Split-Off was effected by means of redemption of all of the Liberty Capital common stock and Liberty Starz common stock of Liberty for all of the common stock of LMC. This transaction was accounted for at historical cost due to the pro rata nature of the distribution. The financial information provided reflects LMC as discontinued operations. Accordingly, the relevant financial statement balances and activities of the businesses, assets and liabilities owned by LMC at the time of the Split-off (for periods prior to the Split-Off) have been excluded from the included financial information.

Following the Split-Off, Liberty and LMC operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Split-Off, Liberty and LMC entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement. Certain prior period amounts have been reclassified for comparability with the current presentation.

On August 9, 2012 Liberty Interactive completed the approved recapitalization of its common stock through the creation of the Liberty Interactive common stock and Liberty Ventures common stock as tracking stocks. In the recapitalization, each holder of Liberty Interactive common stock remained a holder of the same amount and series of Liberty Interactive common stock and received 0.05 of a share of the corresponding series of Liberty Ventures common stock, by means of a dividend, with cash issued in lieu of fractional shares of Liberty Ventures common stock.

In connection with the creation of the Liberty Ventures tracking stock, Liberty distributed subscription rights to purchase shares of Series A Liberty Ventures common stock at a per share subscription price of $35.99 for one share of Series A Liberty Ventures common stock pursuant to a basic subscription privilege and also entitled the holder to subscribe for additional shares pursuant to an oversubscription privilege. The rights offering commenced on September 12, 2012 and expired on October 9, 2012. In the fourth quarter, approximately 9 million Series A Liberty Ventures shares were issued in connection with the rights offering resulting in approximately $328 million of cash proceeds.

The following financial information is intended to supplement Liberty's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	6/30/2012	9/30/2012
HSN(1)	$808	982
Total Attributed Liberty Interactive Group	$808	982

Expedia(2)	$1,664	2,002
TripAdvisor(2)	1,169	861
Interval Leisure Group and Tree.com(2)	348	358
Non Strategic Public Holdings(3)	1,380	1,639
Total Attributed Liberty Ventures Group	$4,561	4,860

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value which aggregated $233 million and $241 million at June 30, 2012 and September 30, 2012, respectively.

(2)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values which aggregated $927 million and $975 million at June 30, 2012 and September 30, 2012, respectively.

(3)	Represents Liberty Ventures Group's non-strategic public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2012	9/30/2012
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$790	558
Liberty Ventures Group	—	1,235
Total Liberty Consolidated Cash (GAAP)	$790	1,793

Debt:
Senior notes and debentures(1)	$1,100	1,070
QVC senior notes(1)	2,000	2,500
QVC bank credit facility	302	851
Other	118	118
Total Attributed Liberty Interactive Group Debt	$3,520	4,539
Unamortized discount	(19)	(19)
Total Attributed Liberty Interactive Group Debt (GAAP)	$3,501	4,520

Senior exchangeable debentures(2)	2,854	2,852
Total Attributed Liberty Ventures Group Debt	$2,854	2,852
Fair market value adjustment	(306)	(15)
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,548	2,837

Total Consolidated Liberty Debt (GAAP)	$6,049	7,357

(1)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(2)	Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount or fair market value adjustment.
Total cash and liquid investments attributed to the Liberty Interactive Group decreased $232 million, primarily due to $1,346 million in cash reattributed to the Liberty Ventures Group, stock repurchases, debt repayments and capital expenditures. These cash outflows were partially offset by cash flow from operations at QVC and borrowings of debt at QVC. Total debt attributed to the Liberty Interactive Group increased by $1,018 million, primarily due to borrowings on the QVC bank credit facility and new 5.00% senior notes issued in the third quarter.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $1,235 million, primarily due to cash reattributed from the Liberty Interactive Group offset by investing activities. Total debt attributed to the Liberty Ventures Group decreased by $2 million, primarily due to principal repayments.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Gregory B. Maffei will discuss Liberty's earnings release in a conference call which will begin at 11:00 a.m. (ET) on November 6, 2012. The call can be accessed by dialing (888) 455-2265 or (719) 457-2703 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 1:00 p.m. (ET) on November 13, 2012, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 7834540#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product offerings, the continuation of our stock repurchase program, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest privately held business (QVC) owned by Liberty at September 30, 2012, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q11	4Q11	1Q12	2Q12	3Q12
Liberty Interactive Group
QVC
Revenue - US	$1,196	1,792	1,240	1,280	1,237
Revenue - International	690	857	692	694	681
Revenue - Total	$1,886	2,649	1,932	1,974	1,918
Adjusted OIBDA - US	259	401	270	315	278
Adjusted OIBDA - International	114	178	120	123	119
Adjusted OIBDA - Total	$373	579	390	438	397
Operating income - US	159	254	171	214	173
Operating income - International	75	143	87	87	87
Operating income - Total	$234	397	258	301	260
Gross margin - US	35.7%	34.6%	35.6%	37.2%	36.1%
Gross margin - International	36.7%	37.4%	37.7%	38.1%	37.4%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q11	4Q11	1Q12	2Q12	3Q12
Liberty Interactive Group
Adjusted OIBDA	$378	619	419	455	397
Depreciation and amortization	(151)	(193)	(143)	(147)	(147)
Stock compensation expense	(2)	(17)	(17)	(18)	(18)
Impairment of goodwill	—	—	—	—	(39)
Operating Income	$225	409	259	290	193

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or Group's operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q11	4Q11	1Q12	2Q12	3Q12
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$259	401	270	315	278

QVC Japan	61	78	63	70	67
QVC Germany	40	69	46	39	36
QVC UK	24	40	20	21	21
QVC Italy	(11)	(9)	(9)	(7)	(5)
QVC International adjusted OIBDA	$114	178	120	123	119

Consolidated QVC adjusted OIBDA	$373	579	390	438	397
Depreciation and amortization	(133)	(176)	(127)	(129)	(129)
Stock compensation	(6)	(6)	(5)	(8)	(8)
Operating Income	$234	397	258	301	260

eCommerce Businesses
Adjusted OIBDA	$9	49	34	23	4
Depreciation and amortization	(17)	(17)	(17)	(16)	(18)
Stock compensation	6	(2)	(2)	(8)	(3)
Impairment of goodwill	—	—	—	—	(39)
Operating Income (Loss)	$(2)	30	15	(1)	(56)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
September 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
ASSETS	amounts in millions
Current assets:
Cash and cash equivalents	$558	1,235	—	1,793
Trade and other receivables, net	711	—	—	711
Inventory, net	1,247	—	—	1,247
Other current assets	260	—	(165)	95
Total current assets	2,776	1,235	(165)	3,846
Investments in available-for-sale securities and other cost investments	3	1,639	—	1,642
Investments in affiliates, accounted for using the equity method	305	1,004	—	1,309
Property and equipment, net	1,207	—	—	1,207
Intangible assets not subject to amortization	8,493	—	—	8,493
Intangible assets subject to amortization, net	1,964	—	—	1,964
Other assets, at cost, net of accumulated amortization	82	—	—	82
Total assets	$14,830	3,878	(165)	18,543

LIABILITIES AND EQUITY
Current liabilities:
Intergroup Payable (Receivable)	$63	(63)	—	—
Accounts payable	640	6	—	646
Accrued liabilities	672	15	—	687
Current portion of debt	300	1,251	—	1,551
Current deferred tax liabilities	—	951	(165)	786
Other current liabilities	186	288	—	474
Total current liabilities	1,861	2,448	(165)	4,144
Long-term debt	4,220	1,586	—	5,806
Deferred income tax liabilities	1,382	708	—	2,090
Other liabilities	221	—	—	221
Total liabilities	7,684	4,742	(165)	12,261
Equity/Attributed net assets (liabilities)	6,995	(864)	—	6,131
Noncontrolling interests in equity of subsidiaries	151	—	—	151
Total liabilities and equity	$14,830	3,878	(165)	18,543

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
REVENUE:
Net retail sales	$2,196	—	2,196
Cost of sales	1,407	—	1,407
Gross profit	789	—	789

OPERATING COSTS AND EXPENSES:
Operating	201	—	201
Selling, general and administrative, including stock-based compensation	209	4	213
Impairment of goodwill	39	—	39
Depreciation and amortization	147	—	147
	596	4	600
Operating income	193	(4)	189

OTHER INCOME (EXPENSE):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net	6	37	43
Realized and unrealized gains (losses) on financial instruments, net	14	(174)	(160)
Other, net	—	(2)	(2)
	(64)	(166)	(230)
Earnings (loss) before income taxes	129	(170)	(41)
Income tax (expense) benefit	(65)	80	15
Net earnings (loss)	64	(90)	(26)
Less net earnings (losses) attributable to noncontrolling interests	15	—	15
Net earnings (loss) attributable to Liberty stockholders	$49	(90)	(41)

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2011 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,133	—	2,133
Cost of sales	1,364	—	1,364
Gross profit	769	—	769

Operating costs and expenses:
Operating	209	—	209
Selling, general and administrative, including stock-based compensation	184	1	185
Depreciation and amortization	151	—	151
	544	1	545
Operating income (loss)	225	(1)	224

Other income (expense):
Interest expense	(76)	(29)	(105)
Share of earnings (losses) of affiliates, net	6	56	62
Realized and unrealized gains (losses) on financial instruments, net	12	(103)	(91)
Other, net	(12)	3	(9)
	(70)	(73)	(143)
Earnings (loss) before income taxes	155	(74)	81
Income tax (expense) benefit	(86)	30	(56)
Earnings (loss) from continuing operations	69	(44)	25
Earnings (loss) from discontinued operations, net of taxes	(32)	—	(32)
Net earnings (loss)	37	(44)	(7)
Less net earnings (loss) attributable to the noncontrolling interests	12	—	12
Net earnings (loss) attributable to Liberty stockholders	$25	(44)	(19)

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$336	(8)	328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	437	—	437
Stock-based compensation	52	1	53
Cash payments for stock based compensation	(9)	—	(9)
Share of (earnings) losses of affiliates, net	(26)	(63)	(89)
Cash receipts from return on equity investments	8	13	21
Realized and unrealized (gains) losses on financial instruments, net	(39)	377	338
(Gains) losses on disposition of assets, net	—	(288)	(288)
Impairment of goodwill	39	—	39
Deferred income tax (benefit) expense	(119)	85	(34)
Other, net	11	(33)	(22)
Intergroup tax allocation	156	(156)	—
Changes in operating assets and liabilities
Current and other assets	162	—	162
Payables and other current liabilities	27	(19)	8
Net cash provided (used) by operating activities	1,035	(91)	944

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	348	348
Investments in and loans to cost and equity investees	(60)	(132)	(192)
Capital expended for property and equipment	(237)	—	(237)
Net sales of short term investments	46	—	46
Other investing activities, net	(41)	1	(40)
Net cash provided (used) by investing activities	(292)	217	(75)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,043	—	2,043
Repayments of debt	(1,123)	(115)	(1,238)
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup borrowings (payments)	122	(122)	—
Repurchases of Liberty common stock	(690)	—	(690)
Other financing activities, net	(30)	—	(30)
Net cash provided (used) by financing activities	(1,024)	1,109	85

Effect of foreign currency rates on cash	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	(289)	1,235	946
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$558	1,235	1,793

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2011 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$723	(62)	661
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	—	(378)
Depreciation and amortization	448	—	448
Stock-based compensation	32	—	32
Cash payments for stock based compensation	(2)	—	(2)
Share of (earnings) losses of affiliates, net	(18)	(101)	(119)
Cash receipts from return on equity investments	—	15	15
Realized and unrealized (gains) losses on financial instruments, net	(57)	118	61
Deferred income tax (benefit) expense	(56)	(5)	(61)
Other, net	(12)	8	(4)
Intergroup tax allocation	(40)	40	—
Changes in operating assets and liabilities
Current and other assets	106	—	106
Payables and other current liabilities	(216)	(27)	(243)
Net cash provided (used) by operating activities	530	(14)	516

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expended for property and equipment	(192)		(192)
Net sales (purchases) of short term investments	(89)	—	(89)
Other investing activities, net	(21)	—	(21)
Net cash provided (used) by investing activities	(302)	—	(302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	305	(110)	195
Repayments of debt	(673)	—	(673)
Intergroup borrowings (payments)	(124)	124	—
Repurchases of Liberty common stock	(87)	—	(87)
Other financing activities, net	(50)	—	(50)
Net cash provided (used) by financing activities	(629)	14	(615)
Effect of foreign currency rates on cash	(7)	—	(7)
Net cash provided (used) by financing activities
Net cash provided by (to) discontinued operations
Net cash provided (used) by operating activities	304	—	304
Net cash provided (used) by investing activities	(104)	—	(104)
Net cash provided (used) by financing activities	(264)	—	(264)
Change in available cash held by discontinued operations	15	—	15
Net cash provided by (to) discontinued operations	(49)	—	(49)
Net increase (decrease) in cash and cash equivalents	(457)	—	(457)
Cash and cash equivalents at beginning of period	1,353	—	1,353
Cash and cash equivalents at end period	$896	—	896